EXHIBIT 5






                                  November 14, 1994




          Delchamps, Inc.
          305 Delchamps Drive
          Mobile, Alabama 36602


          Gentlemen:

               We have acted as counsel for Delchamps, Inc., an Alabama corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the offering by the Company of up to 100,000 shares of the common stock of the Company, $.01 par value per share (the "Common Stock") to its non-employee directors pursuant to the terms of the Delchamps, Inc. Director Compensation Plan.

               Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued according to the terms of the Delchamps, Inc. Director Compensation Plan, will be legally issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          JONES, WALKER, WAECHTER,
                                          POITEVENT, CARRERE & DENEGRE, L.L.P.



                                          By:  /s/Margaret F. Murphy
                                               Margaret F. Murphy